POOL CORPORATION ANNOUNCES DIRECTOR APPOINTMENT

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COVINGTON, LA (September 25, 2026) - Pool Corporation (Nasdaq: POOL) announced today that its Board of Directors (the Board) appointed Jean-Marc Germain to serve as a director upon recommendation of the Nominating and Corporate Governance Committee. Mr. Germain’s appointment will be effective September 30, 2026, and he will serve until the 2027 annual meeting of shareholders, at which time he will stand for election by Pool Corporation’s shareholders. Following Mr. Germain’s appointment, the Board will consist of nine directors.

Mr. Germain is the former Chief Executive Officer of Constellium SE, a global leader in aluminum products and solutions. He served as Chief Executive Officer from 2016 to 2025 and currently serves as Special Advisor to the company’s board of directors. Prior to joining Constellium, he served as President and Chief Executive Officer of Algeco Scotsman Global from 2012 to 2016 and held numerous leadership roles at several international companies, including Novelis, Inc., Alcan, Inc., Pechiney, GE Capital and Bain & Co. Since 2021, Mr. Germain has served as an independent director of GrafTech International Ltd, a NYSE-listed manufacturer of high-quality graphite electrode products. He received his Master of Science from École Polytechnique in Paris.

John E. Stokely, Executive Chair of the Board, commented, “Jean-Marc brings extensive leadership, operational and governance experience from leading global industrial businesses. His proven ability to drive performance, navigate complex organizations and create shareholder value, combined with his public company board experience, makes him a valuable addition to our Board. We look forward to working with Jean-Marc as we continue to execute our strategy and deliver long-term value for our shareholders.”

About Pool Corporation

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 455 sales centers in North America, Europe and Australia through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

Forward-Looking Statements

This news release includes “forward-looking” statements that involve risks and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including risks detailed in POOLCORP’s 2025 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings filed with the Securities and Exchange Commission (SEC) as updated by POOLCORP’s subsequent filings with the SEC.

CONTACT:

Kristin S. Byars

Director, Investor Relations and Finance

985.801.5153

kristin.byars@poolcorp.com